Exhibit 4.31

FEDERAL SURVEILLANCE SERVICE FOR COMMUNICATIONS

LICENSE

No. 34540

Details of the Licensee:

Open Joint Stock Company

“Dal Telecom International”

Location:

680000, Khabarovsk, Ul. Volochaevskaya, 133

Type of Services:

Telecommunications services in the data transmission network excluding voice data transmission

This License includes license terms on 2 pages

Term of validity of the License:	from September 14, 2005 to September 14, 2010

Services to be rendered as of (no later than):	September 14, 2007

Deputy Head	/s/ S.A. Malyanov
of the Federal Surveillance Service	[Signature]	S.A. Malyanov
for Communications	[Seal]

Federal Surveillance Service for Communications

Terms of Activities under License # 34540

1. OJSC Dal Telecom International (the Licensee) shall comply with the term of this License.

2. The Licensee shall commence the provision of telecommunications services under this License not later than September 14, 2007.

3. The Licensee shall render telecommunications services in accordance with this License only in the territory of Khabarovsk Krai, Amur Oblast, Kamchatka Oblast.

4. Under this License the Licensee shall provide the subscriber with data exchange services between the user (terminal) equipment of subscribers connected to the data transmission network of the Licensee including*:

a) access to the Licensee’s telecommunications network;

b) connection via the Licensee’s data transmission network involving the user (terminal) equipment excluding voice data transmission;

c) access to data transmission services rendered by other telecom operators whose data transmission networks are interconnected with the Licensee’s telecommunications network.

5. The Licensee shall provide telecommunications services in compliance with the rules on provision of telecommunications services approved by the Government of the Russian Federation.

6. In the course of rendering the telecommunications services the Licensee shall observe the rules for interconnection of the telecommunications lines and interaction thereof approved by the Government of the Russian Federation, as they apply to the interconnection of the data transmission network of the Licensee to the public telecommunications network, interconnection of other telecommunications networks to the data transmission network of the Licensee, recording and throughput of traffic in the data transmission network of the Licensee, and recording and throughput of traffic from and to the telecommunications networks of other operators.

7. This License is issued upon the review of the application for issuance of License without tender (auction, bidding). No license requirements relating to performance by the Licensee of obligations assumed by it in the course of tender (auction, bidding) towards receipt of the License, are established.

8. In the course of provision of service under this License the Licensee shall meet the requirements set forth in the course of radio frequency band allocation and radio frequency or channel designation.

9. The Licensee must have a management system of its telecommunications network complying with the normative requirements towards the telecommunications management systems established by the Federal Executive Authority for Telecommunications.

10. The Licensee shall ensure that the networks and communication devices meet the technical requirements set forth by the Federal Executive Authority for Telecommunications as agreed upon with the authorized state bodies carrying out investigations, with the view to assist in conducting of such investigations, as well as take steps to prevent disclosure of the organizational and tactical methods of such investigations.

*	Provision of services contemplated in this License can be supplemented by the provision of other services that are technologically interconnected with the telecommunications services in the data transmission network excluding voice date transmission, and aimed at the increase of their customer value, if a separate license is not required therefor.

Deputy Head
of the Federal Surveillance Service	/s/ S.A. Malyanov
for Communications	[signature]	S.A. Malyanov

[stamp]